UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2008

IMMTECH PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14907	39-1523370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North End Avenue
New York, New York 10282
(Address of Principal Executive Offices, including Zip Code)

(212) 791-2911
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On March 12, 2008, the Board of Directors (the "Board") of Immtech Pharmaceuticals, Inc. (the "Company") approved the voluntary reduction in annual salary of two executive officers. The salary of Eric L. Sorkin, Chairman, Chief Executive Officer and President of the Company will be reduced from $375,000 to $250,000 for the fiscal year beginning April 1, 2008.  The salary of Cecilia Chan, Vice Chairman of the Company, will be reduced from $200,000 to$150,000 for the fiscal year beginning April 1, 2008.

ITEM 8.01	Other Events.

        On February 22, 2008, the Company disclosed that  its existing pafuramidine development program will be discontinued.  Under the Company’s revenue recognition policy, revenue from licensing arrangements is recorded when earned based on the performance requirements of the contract.  Nonrefundable upfront license fees, for product candidates where the Company is providing continuing services related to product development, are deferred and recognized as revenue over the development period or as the Company provides services required under the agreement.  The timing and amount of revenue the Company recognizes from licenses, either from upfront fees or milestones where the Company is providing continuing services related to product development, is dependent upon the Company’s estimates of filing dates.  As product candidates move through the development process, it is necessary to revise these estimates to consider changes to the product development cycle, such as changes in the clinical development plan, regulatory requirements, or various other factors, many of which may be outside of the Company’s control.  The impact on revenue changes in the Company’s estimates and the timing thereof, is recognized prospectively over the remaining estimated product development period.

        As a result of the discontinuation  and the Company’s revenue recognition policy, the Company recognized deferred revenue relating to its licensing agreements of approximately $2.1 million less licensing expenses.  Of the approximately $4.2 million of deferred revenue less licensing expenses relating to its licensing agreements included in the Company’s Form 10-Q for the quarter ended December 31, 2007, approximately $1.4 million is reserved to cover the non foundation related direct vendor costs of discontinuing the pafuramidine development program and approximately $2.1 million is recognized as income.  The Company also recognized deferred revenue of approximately $.7 million relating to direct vendor pafuramidine costs in January and February prior to the discontinuance of the pafuramidine development program.  As a result of the recognition of this deferred revenue, the Company’s stockholders’ equity currently exceeds $6.0 million and the Company expects that it will continue to exceed that amount as of March 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2008	IMMTECH PHARMACEUTICALS, INC.

/s/ Eric L. Sorkin
Eric L. Sorkin Chairman, Chief Executive Officer and President